Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	ruben.argueta@quidel.com

QUIDEL REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS
SAN DIEGO, CA – (Marketwired) - April 24, 2017 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Highlights:

•	Total revenue was $73.7 million as compared to $50.3 million in the first quarter of 2016.

•	Total influenza revenue increased 112% from the first quarter of 2016 to $40.8 million.

•	Total Molecular revenues increased 48% from the first quarter of 2016.

•
Reported GAAP EPS of $0.42 per diluted share in the first quarter of 2017, as compared to $(0.11) per share in the first quarter of 2016 and reported non-GAAP EPS of $0.45 per diluted share in the first quarter of 2017, as compared to $0.02 per diluted share in the first quarter of 2016.

•	Received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for Sofia RSV FIA for use with Sofia® 2 Immunoassay Analyzer.

First Quarter 2017 Results
Total revenue for the first quarter of 2017 increased 46% over the first quarter of 2016 to $73.7 million. The 46% increase in revenue was due to higher sales of Immunoassay, Molecular and Specialty products that were partially offset by decreases in Virology and Grant revenue.

Immunoassay product revenue increased 77% in the first quarter, as Sofia revenue increased 97% to $25.2 million, and QuickVue product revenue increased 64% to $32.4 million. During the first quarter of 2017, Molecular revenue grew 48% to $3.1 million and Specialty Products grew 7% to $2.6 million. The Virology category declined 8% while the Royalties, grant and other revenue category decrease of $2.0 million was affected by grant revenue recognized in the first quarter of 2016 that was not repeated in 2017.

“The respiratory disease season was severe and lasted well into April, which was largely dominated by the circulation of a virulent H3N2 strain of influenza, which increased diagnostic test usage, and created a favorable competitive environment for our Sofia®, QuickVue® and Solana® brands. Commensurate with the robust flu season, Strep test utilization grew by 42% in the quarter, as our Virena data showed prolonged, elevated positivity rates nationwide, especially among the 0-6 year old and 6-12 year old cohorts,” said Douglas Bryant, president and CEO of Quidel Corporation. “Our Sofia instrument placements increased by 50% from the first quarter of the prior year, while Solana instrument placements during that same time period more than doubled, which leaves us optimistic that these incremental placements will further drive test utilization in the near- to mid-term.”

Cost of Sales in the first quarter of 2017 increased $4.3 million to $23.6 million, the result of higher than anticipated Influenza sales. Gross margin for the quarter was 68% as compared to 62% for the same period last year driven by favorable product volumes and product mix, and partially offset by lower grant revenue. R&D expense decreased by $4.8 million in the first quarter as compared to the same period last year, primarily due to reduced spend for Savanna and lower clinical trial costs. Sales and Marketing expense increased by $1.2 million in the first quarter of 2017, as compared to the first quarter of 2016 largely due to higher compensation expense. G&A expense was similar to the first quarter of the prior year.

Net income for the first quarter of 2017 was $14.3 million, or $0.42 per diluted share, as compared to net loss of $3.4 million, or $(0.11) per share, for the first quarter of 2016. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net income for the first quarter of 2017 was $15.3 million, or $0.45 per diluted share, as compared to net income of $0.6 million, or $0.02 per diluted share, for the same period in 2016.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles and certain non-recurring items on income (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted net income (loss) and adjusted net earnings (loss) per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the first quarter 2017 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial 877-930-5791, or from outside the U.S. dial 253-336-7286, and enter the pass code 606-0513.

A live webcast of the call can be accessed on the Investor Relations section of the Quidel website (http://ir.quidel.com). The website replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) today by dialing 855-859-2056 from the U.S., or by dialing 404-537-3406 for international callers, and entering pass code 606-0513.

About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the Sofia ®, QuickVue ® , D3 ® Direct Detection and Thyretain ® leading brand names, as well as under the new Solana ® , AmpliVue ® and Lyra® molecular brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, our reliance on development of new technologies, fluc tuations in our operating results resulting from the timing of the onset, length and severity of cold and flu seasons, seasonality, government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, adverse changes in competitive conditions in domestic and international markets, the reimbursement system currently in place and future changes to that system, changes in economic conditions in our domestic and international markets, lower than anticipated market penetration of our products, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors, and changes in the healthcare market and consolidation of our customer base; our development and protection of proprietary technology rights; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our reliance on sales of our influenza diagnostics tests; our ability to manage our growth strategy, including our ability to integrate companies or technologies we have acquired or may acquire; intellectual property risks, including but not limited to, infringement litigation; our inability to settle conversions of our Convertible Senior Notes in cash; the effect on our operating results from the trigger of the conditional conversion feature of our Convertible Senior Notes; our need for additional funds to finance our capital or operating needs; the financial soundness of our customers and suppliers; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; adverse actions or delays in new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”); changes in government policies; compliance with other government regulations, such as safe working conditions, manufacturing practices, environmental protection, fire hazard and disposal of hazardous substances; third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance and exposure to other litigation claims; interruption to our computer systems; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations and foreign currency exchange risk sharing arrangements, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into U.S. markets; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and the indenture covering our Convertible Senior Notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; and our intention of not paying dividends. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time, should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Three Months Ended March 31,
	2017	2016
Total revenues	$73,692	$50,321
Cost of sales (excludes amortization of intangible assets of $1,623 and $1,590, respectively)	23,570	19,249
Research and development	7,875	12,707
Sales and marketing	13,555	12,317
General and administrative	7,172	7,289
Amortization of intangible assets from acquired businesses and technology	2,291	2,219
Total costs and expenses	54,463	53,781
Operating income (loss)	19,229	(3,460)
Interest expense, net	(2,825)	(2,689)
Income (loss) before income taxes	16,404	(6,149)
Provision (benefit) for income taxes	2,114	(2,703)
Net income (loss)	$14,290	$(3,446)

Basic earnings (loss) per share	$0.43	$(0.11)
Diluted earnings (loss) per share	$0.42	$(0.11)

Shares used in basic per share calculation	33,202	32,727
Shares used in diluted per share calculation	33,998	32,727

Gross profit as a % of total revenues	68%	62%
Research and development as a % of total revenues	11%	25%
Sales and marketing as a % of total revenues	18%	24%
General and administrative as a % of total revenues	10%	14%

Condensed balance sheet data (in thousands):	3/31/2017	12/31/2016
Cash, cash equivalents and restricted cash	$197,494	$169,508
Accounts receivable, net	20,943	24,990
Inventories	22,470	26,045
Total assets	404,497	388,250
Long-term debt	149,655	148,319
Stockholders’ equity	220,118	200,630

	Three Months Ended March 31,
Consolidated net revenues by product category are as follows (in thousands):	2017	2016
Immunoassays	57,533	32,503
Molecular	3,111	2,108
Virology	9,996	10,840
Specialty products	2,565	2,408
Royalties, grants and other	487	2,462
Total revenues	73,692	50,321

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended March 31,
	2017	2016
	(unaudited)
Net income (loss) - GAAP	$14,290	$(3,446)
Add:
Non-cash stock compensation expense	1,921	1,980
Amortization of intangibles	2,370	2,352
Amortization of debt discount and issuance costs	1,366	1,346
One-time business development expenses	52	119
Income tax impact of valuation allowance for deferred tax assets	(2,685)	280
Income tax impact of non-cash stock compensation expense, amortization of intangibles, debt discount and issuance costs and one-time business development expenses	(2,000)	(2,029)
Adjusted net income	$15,314	$602
Basic earnings per share:
Adjusted net earnings	$0.46	$0.02
Net income (loss) - GAAP	$0.43	$(0.11)
Diluted earnings per share:
Adjusted net earnings	$0.45	$0.02
Net income (loss) - GAAP	$0.42	$(0.11)